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                                                                   Exhibit 3.121


                                     CHARTER

                                       OF

                           GUINN COMMUNICATIONS, INC.

            The undersigned person(s), under the Tennessee General Corporation Act, adopt(s) the following charter for such corporation:

      1. The name of the corporation is GUINN COMMUNICATIONS, INC.

      2. The number of shares of stock the corporation is authorized to issue is One Hundred Thousand (100,000).

      3. (a) The complete address of the corporation's initial registered office in Tennessee is 6041 Mt. Moriah, Suite 9, Memphis, TN 38115, County of Shelby.

            (b) The name of the initial registered agent, to be located at the address listed in 3(a) is JOE B. GUINN.

      4. The name and complete address of the incorporator is:

         Donald A. Malmo
         5860 Ridgeway Center Parkway #404
         Memphis, TN 38120

      5. The complete address of the corporation principal office is 6041 Mt. Moriah, Suite 9, Memphis, Tennessee 38115.

      6. The corporation is for profit.
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      7. The purpose or purposes for which the corporation is organized are:

            To engage in any lawful act or activity for which corporations for profit are organized under the Tennessee Business Corporations Act including, without
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            limitation, the publication and distribution of magazines, periodicals, brochures, advertising materials and other similar publications, and to provide for the display and maintenance of publications in stores, supermarkets and other places frequented by the public.

      8. The corporation shall have the power to do all things necessary or convenient to carry out its business affairs in accordance with the laws of the State of Tennessee.

      9. Directors shall not have personal liability to the corporation or the corporation's shareholders for monetary damages for a breach of fiduciary duty as a director. This limitation shall not eliminate or limit the liability of a director for any breach of a director's duty of loyalty the corporation or its shareholders or for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or unlawful distributions.

      10. The holders of the common shares shall have preemptive rights to purchase any common shares of the corporation hereafter issued or any securities exchangeable for or convertible into such common shares or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such common shares.

      11. At all elections of directors, each shareholder shall be entitled to as many votes as shall equal the number of shares of stock held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all of such votes for a single director or may distribute them among the
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number to be voted for as such shareholder may see fit.

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Signature Date                             Incorporator' s Signature

                                           DONALD A. MALMO
                                           -------------------------------------
                                           Incorporator's Name (typed or
                                           printed)